Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone: Fax:	310-728-1020 310-201-0498	310-728-1021 310-201-0498

FOR IMMEDIATE RELEASE

July 17, 2008

PACWEST BANCORP ANNOUNCES RESULTS FOR THE

SECOND QUARTER OF 2008

—Net Operating Earnings of $12.8 Million or $0.47 Per Diluted Share—

—Net Interest Margin at 5.44% for the Quarter—

—Total Risk-Based Capital Reaches 12.14%—

—Cash Dividend of $0.32 Per Common Share Payable on August 29—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net operating earnings for the second quarter of 2008 of $12.8 million, or $0.47 per diluted share, compared to net operating earnings of $2.3 million, or $0.08 per diluted share, for the first quarter of 2008.  The increase in net operating earnings for the second quarter of 2008 compared to the first quarter of 2008 is due mainly to a lower credit loss provision.  Net operating earnings for these quarters do not include charges for goodwill write-offs and the second quarter legal settlement and reorganization costs.  When these items are included, the net losses for the second and first quarters of 2008 were $474.5 million, or $17.47 per diluted share, and $272.7 million, or $10.05 per diluted share.

As previously announced on July 8, 2008, PacWest Bancorp’s Board of Directors declared a cash dividend of $0.32 per common share payable on August 29, 2008, to shareholders of record at the close of business on August 15, 2008.

The discussion in this release of net earnings, earnings per share, performance ratios and comparisons to prior periods will be based on net operating earnings as described above and as shown in the following table.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP).  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

SECOND QUARTER RESULTS

In thousands, except per share data and percentages	Second Quarter 2008	First Quarter 2008

Net loss as reported	$(474,514)	$(272,723)
Legal settlement, net of tax	452	—
Reorganization costs, net of tax	150	—
Goodwill write-off	486,701	275,000
Net operating earnings	$12,789	$2,277

Diluted loss per share	$(17.47)	$(10.05)
Diluted net operating earnings per share	$0.47	$0.08

Net interest margin	5.44%	5.58%

Total risk-based capital ratios at quarter end:
Consolidated Company	12.14%	11.80%
Pacific Western	11.47%	10.87%

The increase in net operating earnings for the second quarter of 2008 over the first quarter of 2008 is due to the combination of a lower provision for credit losses, lower net interest income, lower noninterest income, and higher operating noninterest expense.

Matt Wagner, Chief Executive Officer, stated, “The strong quarterly results reflect our ongoing management of problem credits and commitment to our core operating principles: credit quality, expense management and maintenance of low cost deposits.  In terms of credit quality, while nonaccrual loans increased in the quarter as expected, we continue to meaningfully reduce our exposure to non-owner occupied residential construction loans.”

Mr. Wagner continued, “Our net operating earnings also reflect our constant attention to the liability side of our balance sheet.  While average deposit balances declined, we maintained a high percentage of noninterest bearing deposits to total deposits and resisted growing deposits based on rate, preferring to continue our focus on relationships, service and stability.  Finally, we are financially strong.  While we remain cautious about the current business climate, our healthy capital and coverage ratios enable us to operate comfortably in this environment.”

Vic Santoro, Executive Vice President and Chief Financial Officer, commented, “During the quarter, we wrote-off the remainder of our goodwill due to the further decline in our market capitalization.  This goodwill write-off is required by GAAP and has no effect on either our cash position or regulatory capital ratios.  Our high capital ratios coupled with the Company’s significant cash generation capabilities position us well to take advantage of opportunities that may be presented.”

Mr. Santoro also stated, “Our net interest margin held up nicely in the second quarter, reaching 5.55% in June when the effect of nonaccrual loan interest is excluded.  We’ll continue to focus on net interest margin and expense management in succeeding quarters as these two items are the basis for the Company’s net operating earnings level.”

YEAR TO DATE RESULTS

	Six months ended
	June 30,
In thousands, except per share data and percentages	2008	2007

Net (loss) earnings as reported	$(747,237)	$51,071
Legal settlement, net of tax	452	—
Reorganization costs, net of tax	150	778
Goodwill write-off	761,701	—
Net operating earnings	$15,066	$51,849

Diluted (loss) earnings per share	$(27.52)	$1.76
Diluted net operating earnings per share	$0.55	$1.79

Net interest margin	5.51%	6.40%

The decreases in net operating earnings and diluted net operating earnings per share were due mostly to decreased net interest income from lower market interest rates and lower average loans, a higher credit loss provision, lower gain on sale of loans and higher expenses.

BALANCE SHEET CHANGES

Total loans, including loans held for sale and net of unearned income, decreased $61.3 million to $3.9 billion at June 30, 2008, from March 31, 2008.  Commercial and industrial loans declined $24.5 million, construction loans declined $38.2 million and all other loan categories remained approximately the same.   Deposits decreased $126.9 million to $3.2 billion at June 30, 2008, from March 31, 2008.  During the second quarter of 2008, demand deposits decreased $38.2 million to $1.2 billion at June 30, 2008, and represented 39% of total deposits at that date.

NET INTEREST INCOME

Net interest income totaled $55.8 million for the second quarter of 2008 compared to $57.9 million for the first quarter of 2008.  The decrease in net interest income was due mainly to lower loan yields from reductions in our base lending rate, lower average construction loan balances and increased nonaccrual loans.  The Federal Reserve lowered the Federal funds rate by 225 basis points since year end 2007 and our base lending rate was reduced by the same amount.  On the funding side, interest expense decreased $3.9 million compared to the first quarter of 2008 due mostly to the effect declining market interest rates had on our deposit pricing and the cost of wholesale funding through Federal Home Loan Bank (“FHLB”) advances.

Net interest income decreased $22.3 million to $113.6 million for the six months ended June 30, 2008 compared to the same period of 2007.  This decrease was mainly a result of lower average loan balances and lower loan yields as market rates have declined.  The lower average loan balances resulted mostly from the sale of a participating interest of approximately $353 million in commercial real estate mortgage loans in March 2007 combined with our efforts to reduce our nonowner-occupied residential construction loan exposure.  Interest expense decreased due to a combination of lower funding costs and higher average FHLB borrowings.

NET INTEREST MARGIN

Our net interest margin for the second quarter of 2008 was 5.44%, a decrease of 14 basis points when compared to the first quarter of 2008.  The decrease in the net interest margin is due mostly to lower loan yields.  The lower loan yield is due to the level of market interest rates and higher nonaccrual loans.  The declines in the net interest margin were tempered by lower funding costs.

The net interest margin was 5.47% in April, 5.53% in May and 5.32% in June, all down from our March 2008 net interest margin of 5.56%.  When net reversals of interest income on nonaccrual loans are excluded, the net interest margin for the month of June was 5.55%.  The yield on average earning assets was 6.97% for the second quarter of 2008 compared to 7.47% for the first quarter of 2008.  The yield on average loans was 7.04% for the second quarter of 2008 compared to 7.57% for the first quarter of 2008.  Our average loan yield was 7.15% in April, 7.05% in May and 6.93% in June, all down from our March 2008 loan yield of 7.37%.  When net reversals of interest income on nonaccrual loans are excluded, the loan yield for June was 7.17%.

The cost of deposits and other funding has declined steadily with the decline in market interest rates.  During the second quarter, we continued to adjust our deposit rates downward as market rates declined.  The average cost of deposits was 1.11% for the second quarter of 2008 compared to 1.46% for the first quarter of 2008.  On a monthly basis, deposit cost declined steadily to 1.08% in June 2008 from 1.14% in April 2008 and 1.35% in March 2008.  Our relatively low cost of deposits is driven by demand deposit balances, which averaged 39% of average total deposits during the second quarter of 2008.  The overall cost of interest-bearing liabilities decreased to 2.32% for the second quarter of 2008 from 2.87% for the first quarter of 2008 due mostly to lower market interest rates.  In line with deposit cost trends, the cost of interest bearing liabilities declined to 2.29% in June 2008 from 2.67% in March 2008.

Our net interest margin for the six months ended June 30, 2008 was 5.51%, a decrease of 89 basis points when compared to the same period of 2007.  The decrease in the net interest margin is primarily the result of lower loan yields and lower average demand deposits.

NONINTEREST INCOME

Noninterest income for the second quarter of 2008 totaled $5.4 million compared to $6.6 million in the first quarter of 2008.  The decrease compared to the first quarter of 2008 is due mostly to lower SBA loan sale activity.  The net loss on sale of SBA loans was $572,000 for the second quarter of 2008 compared to a net gain of $269,000 for the first quarter of 2008.  Due to the depressed SBA loan sale market, we suspended the SBA loan sale operation during the second quarter of 2008.  Accordingly, the SBA loans held for sale at the end of March 2008 were either transferred to the regular loan portfolio or sold during the second quarter.  Other income for the first quarter of 2008 includes $444,000 related to the payoff of certain acquired loans and a $200,000 income item related to the sale in 2003 of a merchant bankcard portfolio; there are no such items in the second quarter.

Noninterest income declined $9.9 million for the six months ended June 30, 2008 to $12.0 million from the $21.9 million earned during the same period in 2007.  The decrease in noninterest income resulted largely from lower gain on sale of loans and lower other income.  The 2007 period included a $6.6 million gain related to the sale of a participating interest in certain commercial real estate mortgage loans and net gains of $2.7 million on the sale of SBA loans; this compares to net losses of $303,000 on the sale of SBA loans recognized in 2008.  The 2007 other income category included a $1.9 million gain related to recognizing an unearned discount on the payoff of an acquired loan; this compares to the $444,000 recognized during 2008.

NONINTEREST EXPENSE

Operating noninterest expense (defined as reported noninterest expense excluding goodwill write-offs, the legal settlement and reorganization costs) for second quarter of 2008 totaled $36.3 million compared to $35.3 million for the first quarter of 2008.  The increase in operating noninterest expense is due mostly to higher professional services, insurance and assessments and other operating noninterest expense.  Professional services increased in the second quarter due to higher litigation costs and consulting fees related to the goodwill write-off.  Increased insurance and assessment relates to higher regulatory fees.  The increase in other noninterest expense resulted from higher costs to workout nonperforming assets and other problem credits.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Restricted stock amortization totaled $1.5 million for the second quarter of 2008 compared to $952,000 for the first quarter of 2008.  In the fourth quarter of 2007 we suspended amortization of certain performance-based restricted stock awards whose vesting is dependent on the attainment of specific long-term financial targets.  At that time, we concluded that attainment of these financial targets was less than probable.  If and when the attainment of such financial targets is deemed probable in future periods, a catch-up adjustment will be recorded and amortization of such performance-based restricted stock will recommence.  Amortization expense for all time-based and performance-based restricted stock awards is estimated to be $5.0 million for 2008.  Intangible asset amortization totaled $2.5 million for the second quarter of 2008 and is estimated to be $9.4 million for 2008.  The 2008 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

Operating noninterest expense for the six months ended June 30, 2008 totaled $71.7 million compared to $70.0 million for the same period in 2007.  The increase is across most operating expense categories and is due largely to the BFI acquisition completed in June 2007.

GOODWILL WRITE-OFF

In response to the volatility in the banking industry and the effect such volatility has had on banking stocks since the beginning of 2008, including PacWest Bancorp’s common stock, we wrote-off $275.0 million of goodwill in the first quarter of 2008 and wrote-off the remaining balance of our goodwill totaling $486.7 million in the second quarter of 2008.  These goodwill write-offs are non-cash charges and had no effect on the Company’s or the Bank’s cash balances or liquidity.  In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s and the Bank’s well-capitalized regulatory ratios have not been affected by these non-cash expenses.

TAXES

The effective tax rate on net operating earnings for the second quarter of 2008 was 39.9% compared to 26.9% for the first quarter of 2008.  While both quarters’ effective rates reflect reductions for credits on certain investments and tax-exempt income, such amounts were a higher proportion of taxable income in the first quarter than in the second quarter.  The goodwill write-offs are not deductible for tax purposes.

CREDIT QUALITY

The credit loss provision for the second quarter of 2008 was $3.5 million and was based on our reserve methodology and considered, among other factors, net charge-offs, the level and trends of classified, criticized, and nonaccrual loans, general market conditions and portfolio concentrations, including the transfer into the regular portfolio of SBA loans previously held for sale.  At June 30, 2008, the allowance for credit losses totaled $67.4 million and represented 1.73% of loans net of unearned income compared to $68.9 million and 1.76% at the end of March.  The transfer into the regular portfolio of SBA loans held for sale is the principal reason behind the decline in the allowance for credit losses coverage ratio.

Net loan chargeoffs declined significantly in the second quarter compared to the first quarter.  The first quarter included a chargeoff of $16.2 million related to the sale of certain construction loans; there were no similar chargeoffs in the second quarter.  Second quarter commercial loan chargeoffs include $2.2 million related to one loan whose borrower became significantly over-extended and was forced into bankruptcy by other lenders.

Our exposure to nonowner-occupied residential construction loans was reduced by $28.2 million to $259.3 million at the end of June from $287.5 million at the end of March 2008.  The reduction was due to repayments of $23.6 million and foreclosures of $4.6 million.  The details of the nonowner-occupied residential construction loan portfolio as of the dates indicated follow:

	As of June 30, 2008			As of March 31, 2008
Loan Category	Balance	Number of loans	Average loan balance	Balance
	(Dollars in thousands)

Residential land acquisition and development	$59,352	39	$1,522	$57,174
Residential nonowner-occupied single family	97,525	46	2,120	96,381
Unimproved residential land	42,653	13	3,281	49,761
Residential multifamily	59,812	14	4,272	84,215
	$259,342	112	$2,316	$287,531

The increases in the residential land and nonowner-occupied single family categories represent disbursements under existing lending commitments and do not represent new loan originations.

The types of loans included in the nonaccrual category and accruing loans past due between 30 and 89 days as of June 30, 2008 and March 31, 2008 follow:

	Nonaccrual loans		Accruing and over 30 days past due
	Balance as of
Loan category	6/30/08	3/31/08	6/30/08	3/31/08
	(Dollars in thousands)

SBA 504	$2,493	$2,493	$1,898	$2,540
SBA 7(a) and Express	13,006	11,011	551	1,913
Residential construction	10,762	7,857	—	6,715
Commercial real estate	25,322	6,722	2,309	4,411
Commercial construction	6,228	—	—	—
Commercial	2,966	3,213	2,821	6,089
Commercial land	1,519	—	—	—
Residential other	284	295	1,045	1,299
Residential land	518	220	1,058	518
Other, including foreign	1,018	144	3,657	841
	$64,116	$31,955	$13,339	$24,326

Included in the nonaccrual loans at the end of June are $15.5 million of SBA related loans representing 24% of total nonaccrual loans at that date.  The SBA 504 loans are secured by first trust deeds on owner-occupied business real estate with loan-to-value ratios of generally 50% or less at the time of origination.  The 7(a) loans are secured by the borrower’s real estate and/or business assets and are covered by a guarantee of the Small Business Administration of up to 85% of the amount of the loan.  The SBA guaranteed portion on the 7(a) and Express loans shown above is $10.8 million.  The increases in the commercial real estate and commercial construction categories are due mostly to five loans totaling $19.8 million that were previously reported as part of our June 30, 2008 SBA-related nonaccrual loans.  These five loans were underwritten with separate first and second trust deeds with the expectation that the SBA would pay-off our second trust deed by issuing a subordinated debenture.  These loans were, however, placed on nonaccrual status prior to the pay-off of the second trust deeds by the SBA and are now reported as secured commercial real estate or commercial construction loans.  As nonaccrual loans, these loans were evaluated individually and the change in their reporting category did not change the credit loss reserve allocated to any of them as of quarter end.  At June 30, 2008, the SBA loan portfolio totaled $168.5 million and was composed of $119.1 million in SBA 504 loans and $49.4 million in SBA 7(a) and Express loans.

Nonperforming assets include nonaccrual loans and other real estate owned (OREO) and totaled $74.0 million at the end of June compared to $38.0 million at the end of March.  OREO totaled $9.9 million at the end of June compared to $6.1 million at the end of March.  The increase in OREO is due mostly to foreclosure on a condominium project in San Diego.  The ratio of nonperforming assets to loans and real estate owned was 1.89% at June 30, 2008 compared to 0.96% at March 31, 2008.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at June 30, 2008 as shown in the following table.

	Minimum Regulatory Requirements	Actual
	Well Capitalized	Pacific Western	Company Consolidated
Tier 1 leverage capital ratio	5.00%	9.17%	9.77%
Tier 1 risk-based capital ratio	6.00%	10.22%	10.89%
Total risk-based capital	10.00%	11.47%	12.14%

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $4.3 billion in assets as of June 30, 2008, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 60 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; lower than expected revenues; credit quality deterioration which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete announced acquisitions, to successfully integrate acquired entities, or to achieve expected synergies and operating efficiencies within expected time-frames or at all; the integration of acquired businesses costs more, takes longer or is less successful than expected; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,
	2008	2008	2007
	(In thousands, except share date)
Assets:
Cash and due from banks	$117,862	$129,653	$99,363
Federal funds sold	9,000	—	2,000
Total cash and cash equivalents	126,862	129,653	101,363

Interest-bearing deposits in financial institutions	253	286	420

Federal Home Loan Bank stock, at cost	33,944	32,768	26,649
Securities available-for-sale, at estimated fair value	109,460	117,696	106,888
Total securities	143,404	150,464	133,537

Loans, held for sale	—	57,309	63,565

Loans, net of unearned income	3,905,056	3,909,007	3,949,218
Allowance for loan losses	(59,777)	(60,199)	(52,557)
Net loans	3,845,279	3,848,808	3,896,661

Premises and equipment	25,718	25,702	26,327
Other real estate owned, net	9,886	6,055	2,736
Intangible assets	38,771	528,171	805,775
Cash surrender value of life insurance	69,340	68,598	67,846
Other assets	83,811	77,670	80,810
Total assets	$4,343,324	$4,892,716	$5,179,040

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,239,098	$1,277,302	$1,211,946
Interest-bearing deposits	1,953,115	2,041,842	2,033,200
Total deposits	3,192,213	3,319,144	3,245,146

Accrued interest payable and other liabilities	44,960	45,286	45,054
Borrowings	601,300	539,800	612,000
Subordinated debentures	130,107	130,173	138,488
Total liabilities	3,968,580	4,034,403	4,040,688

Shareholders’ Equity:
Common stock	282	281	280
Capital surplus	929,416	937,278	936,328
Retained earnings (accumulated deficit)	(554,848)	(80,333)	201,220
Accumulated other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale, net	(106)	1,087	524
Total Shareholders’ Equity	374,744	858,313	1,138,352
Total Liabilities and Shareholders’ Equity	$4,343,324	$4,892,716	$5,179,040

Shares outstanding (including 1,010,288 shares at June 30, 2008, 999,189 at March 31, 2008, and 861,269 shares at December 31, 2007, underlying unvested stock awards)	28,184,978	28,147,608	28,002,382

Tangible book value per share	$11.92	$11.73	$11.88

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

	Quarters Ended		Six Months Ended June 30,
	6/30/08	3/31/08	2008	2007
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$69,536	$75,653	$145,189	$175,226
Interest on federal funds sold	23	40	63	1,123
Interest on time deposits in other financial institutions	2	3	5	12
Interest on investment securities	1,861	1,701	3,562	2,738
Total interest income	71,422	77,397	148,819	179,099

Interest expense:
Interest expense on deposits	8,919	11,821	20,740	27,156
Interest expense on borrowings	4,680	5,307	9,987	10,166
Interest expense on subordinated debentures	2,051	2,409	4,460	5,888
Total interest expense	15,650	19,537	35,187	43,210
Net interest income before provision for credit losses	55,772	57,860	113,632	135,889
Provision for credit losses	3,500	26,000	29,500	—
Net interest income after provision for credit losses	52,272	31,860	84,132	135,889

Noninterest income:
Service charges on deposit accounts	3,205	3,224	6,429	5,667
Other commissions and fees	1,812	1,519	3,331	3,299
Gain (loss) on sale of loans	(572)	269	(303)	9,304
Increase in cash surrender value of life insurance	617	587	1,204	1,243
Other income	339	968	1,307	2,367
Total noninterest income	5,401	6,567	11,968	21,880

Noninterest expense:
Compensation	18,919	18,846	37,765	37,189
Occupancy	4,884	4,731	9,615	9,486
Furniture and equipment	1,046	1,139	2,185	2,488
Data processing	1,604	1,543	3,147	3,025
Other professional services	1,669	1,415	3,084	3,232
Business development	849	756	1,605	1,556
Communications	816	824	1,640	1,673
Insurance and assessments	810	540	1,350	791
Intangible asset amortization	2,484	2,530	5,014	4,479
Reorganization charges	258	—	258	1,341
Legal settlement	780	—	780	—
Goodwill write-off	486,701	275,000	761,701	—
Other	3,264	2,986	6,250	6,130
Total noninterest expense	524,084	310,310	834,394	71,390
(Loss) earnings before income taxes	(466,411)	(271,883)	(738,294)	86,379
Income taxes	8,103	840	8,943	35,308
Net (loss) earnings	$(474,514)	$(272,723)	$(747,237)	$51,071

Per share information
Number of diluted shares outstanding (weighted average):
Net (loss) earnings	27,166.8	27,145.2	27,156.0	29,007.4
Net operating earnings	27,178.3	27,163.3	27,178.0	29,007.4

Diluted (loss) earnings per share:	$(17.47)	$(10.05)	$(27.52)	$1.76
Diluted net operating earnings per share:	$0.47	$0.08	$0.55	$1.79

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended		Six Months Ended June 30,
	6/30/08	3/31/08	2008	2007
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,970,704	$4,019,224	$3,994,964	$4,129,896
Investment securities	146,840	143,379	145,110	108,616
Federal funds sold	4,549	5,032	4,791	43,234
Interest-bearing deposits in financial institutions	326	324	325	492
Average earning assets	4,122,419	4,167,959	4,145,190	4,282,238
Other assets	748,146	1,030,130	889,137	1,047,120
Average total assets	$4,870,565	$5,198,089	$5,034,327	$5,329,358

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,256,794	$1,273,173	$1,264,984	$1,497,120

Interest checking	373,382	369,841	371,611	296,365
Money market accounts	1,085,945	1,089,672	1,087,809	1,075,930
Savings	100,779	104,905	102,842	134,300
Time deposits	426,654	413,712	420,183	539,367
Interest-bearing deposits	1,986,760	1,978,130	1,982,445	2,045,962
Average deposits	3,243,554	3,251,303	3,247,429	3,543,082
Subordinated debentures	130,149	137,829	133,989	148,778
Borrowings	592,966	620,349	606,658	401,071
Other liabilities	48,801	50,207	49,503	58,787
Average liabilities	4,015,470	4,059,688	4,037,579	4,151,718
Average equity	855,095	1,138,401	996,748	1,177,640
Average liabilities and shareholders’ equity	$4,870,565	$5,198,089	$5,034,327	$5,329,358

Yield Analysis:
Average earning assets	$4,122,419	$4,167,959	$4,145,190	$4,282,238
Yield	6.97%	7.47%	7.22%	8.43%
Average interest-bearing deposits	$1,986,760	$1,978,130	$1,982,445	$2,045,962
Yield	1.81%	2.40%	2.10%	2.68%
Average deposits	$3,243,554	$3,251,303	$3,247,429	$3,543,082
Cost	1.11%	1.46%	1.28%	1.55%
Average interest-bearing liabilities	$2,709,875	$2,736,308	$2,723,092	$2,595,811
Cost	2.32%	2.87%	2.60%	3.36%
Average subordinated debentures	130,149	137,829	133,989	148,778
Cost	6.34%	7.03%	6.69%	7.98%
Average borrowings	592,966	620,349	606,658	401,071
Cost	3.17%	3.44%	3.31%	5.11%
Average interest sensitive liabilities	$3,966,669	$4,009,481	$3,988,076	$4,092,931
Cost	1.59%	1.96%	1.77%	2.13%

Interest spread	4.65%	4.60%	4.62%	5.07%
Net interest margin	5.44%	5.58%	5.51%	6.40%

DEPOSITS (unaudited)

	As of the Dates Indicated
	6/30/08	3/31/08	12/31/07
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,239,098	$1,277,302	$1,211,946
Interest checking	355,754	373,145	366,191
Total transaction accounts	1,594,852	1,650,447	1,578,137
Non-transaction accounts:
Money market	1,050,726	1,165,337	1,135,307
Savings	100,422	100,505	108,223
Time deposits under $100,000	207,621	136,476	138,750
Time deposits over $100,000	238,592	266,379	284,729
Total non-transaction accounts	1,597,361	1,668,697	1,667,009
Total deposits	$3,192,213	$3,319,144	$3,245,146

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	6/30/08	3/31/2008*	12/31/2007 *	9/30/2007 *	6/30/2007 *
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$833,376	$855,228	$861,708	$864,114	$882,426
Real estate-construction	623,605	661,782	717,419	795,272	839,564
Commercial real estate-mortgage	2,361,529	2,361,365	2,335,099	2,144,323	2,124,225
Consumer	47,500	47,506	49,943	48,550	46,355
Foreign:
Commercial	46,096	48,737	56,916	57,538	69,236
Other	1,861	906	1,206	5,879	5,848
Total gross loans, including loans held for sale	$3,913,967	$3,975,524	$4,022,291	$3,915,676	$3,967,654

*Commercial and commercial real estate-mortgage categories include loans held for sale.

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES,
NONPERFORMING ASSETS AND CREDIT QUALITY
MEASURES (Unaudited)

	As of or for the:
	Quarter Ended		Year Ended
	6/30/08	3/31/08	12/31/07
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$59,777	$60,199	$52,557
Reserve for unfunded loan commitments	7,671	8,671	8,471
Allowance for credit losses	$67,448	$68,870	$61,028

NONPERFORMING ASSETS:
Nonaccrual loans	$64,116	$31,955	$22,473
Other real estate owned	9,886	6,055	2,736
Total nonperforming assets	$74,002	$38,010	$25,209

Allowance for credit losses to loans, net of unearned income	1.73%	1.76%	1.55%
Allowance for credit losses to nonaccrual loans	105.20%	215.5%	271.6%
Allowance for credit losses to nonperforming assets	91.14%	181.2%	242.1%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	1.89%	0.96%	0.63%
Nonaccrual loans to total loans, including loans held for sale	1.64%	0.81%	0.56%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD
AND NET CHARGE-OFF MEASUREMENT (unaudited)

	As of or for the:
	Quarter Ended		Year Ended
	6/30/08	3/31/08	12/31/07
	(Dollars in thousands)
Balance at beginning of period	$68,870	$61,028	$61,179
Loans charged-off:
Commercial	(3,420)	(108)	(2,091)
Real estate-construction	(1,417)	(18,335)	(660)
Real estate-mortgage	(159)	(68)	(454)
Consumer	(97)	(38)	(166)
Foreign	(39)	—	(1,414)
Total loans charged-off	(5,132)	(18,549)	(4,785)

Recoveries on loans charged-off:
Commercial	151	356	1,591
Real estate-mortgage	46	26	163
Consumer	10	9	122
Foreign	3	—	73
Total recoveries on loans charged-off	210	391	1,949
Net charge-offs	(4,922)	(18,158)	(2,836)
Provision for credit losses	3,500	26,000	3,000
Reduction for loans sold	—	—	(2,461)
Additions due to acquisitions	—	—	2,146
Balance at end of period	$67,448	$68,870	$61,028

Annualized net charge-offs to average loans	(0.50)%	(1.82)%	(0.07)%

The Company has disclosed in this release certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investor’s overall understanding of the Company’s operating financial performance.  Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.  These non-GAAP financial measurers presented by the Company may be different from non-GAAP financial measures used by other companies.  The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Non GAAP Measurements (Unaudited)

	Quarter Ended		Six Months Ended June 30,
In thousands, except per share data and percentages	June 30, 2008	March 31, 2008	2008	2007
Net (loss) earnings as reported	$(474,514)	$(272,723)	$(747,237)	$51,071
Legal settlement, net of tax	452	—	452	—
Reorganization costs, net of tax	150	—	150	778
Goodwill write-off	486,701	275,000	761,701	—
Net operating earnings	$12,789	$2,277	$15,066	$51,849

GAAP basic shares outstanding	27,166.8	27,145.2	27,156.0	28,876.6
Effect of restricted stock and dilutive stock options (a)	—	—	—	130.8
GAAP diluted shares outstanding	27,166.8	27,145.2	27,156.0	29,007.4

Operating earnings basic shares outstanding	27,166.8	27,145.2	27,156.0	28,876.6
Effect of restricted stock and dilutive stock options	11.5	18.1	22.0	130.8
Operating earnings diluted shares outstanding	27,178.3	27,163.3	27,178.0	29,007.4

GAAP basic and diluted earnings (loss) per share	$(17.47)	$(10.05)	$(27.52)	$1.76
Net operating diluted earnings per share	$0.47	$0.08	$0.55	$1.79

GAAP return on average assets	(39.18)%	(21.10)%	(29.85)%	1.93%
Net operating return on average assets	1.06%	0.18%	0.60%	1.96%

GAAP return on average equity	(223.19)%	(96.35)%	(150.76)%	8.75%
Net operating return on average equity	6.02%	0.80%	3.04%	8.88%

Noninterest expense as reported	$524,084	$310,310	$834,394	$71,390
Legal settlement	(780)	—	(780)	—
Reorganization costs	(258)	—	(258)	(1,341)
Goodwill write-off	(486,701)	(275,000)	(761,701)	—
Operating noninterest expense	$36,345	$35,310	$71,655	$70,049

GAAP efficiency ratio	856.7%	481.6%	664.3%	45.3%
Net operating efficiency ratio	59.4%	54.8%	57.1%	44.4%

(a) Anti-dilutive for the quarters and year ended June 30, 2008 and March 31, 2008.